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                                                                    EXHIBIT 4.28

                                 October 1, 2003

Integrated Business Systems and Services, Inc.
Attn: George Mendenhall, CEO
1601 Shop Road, Suite E
Columbia, South Carolina 29201

         RE: LETTER OF INTENT: IBSS Class A Investors, LLC; IBSS Class B Investors, LLC December 31, 2001 Restructuring: Amendments to Conversion Price and Expiration Dates

Gentlemen:

         As you know, the undersigned IBSS Class A Investors, LLC and IBSS Class B Investors, LLC (collectively "Investors"), entered into various Convertible Debentures, Stock Purchase Warrants and other agreements, dated December 31, 2001 (the "December 31, 2001 Restructuring") with Integrated Business Systems and Services, Inc. ("IBSS").

         On September 25 and 26, 2003, the Investors contacted you to advise of their intent to convert their Convertible Debentures and to fully exercise their Warrants. IBSS asked the Investors to forbear from converting their Debentures and exercising their Warrants, and in exchange for such forbearance, IBSS and the Investors on October 1, 2003, reached the understandings set forth below.

         The Investors and IBSS agree as follows:

         1. Fixed Conversion Price. The Conversion Price (or Exercise Price, as the case may be) in each of the "Convertible Instruments" listed below, shall be deemed to be the Conversion Price (or Exercise Price) which would have been applicable if the holder of the Convertible Debenture (or Stock Purchase Warrant) had exercised such holder's conversion rights (or exercised its purchase rights) as of October 1, 2003

         The Convertible Instruments to which this provision applies are the following (each executed effective as of December 31, 2001):

                  (a) Class A Secured Convertible Debenture.

                  (b) Class A Contingent Common Stock Purchase Warrant.

                  (c) Class B Secured Convertible Debenture.

                  (d) Class B Contingent Common Stock Purchase Warrant.

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Integrated Business Systems and Services, Inc.
Attn: George Mendenhall, CEO
October 1, 2003
Page 2

                  (e) Common Stock Purchase Warrant (issued to IBSS Class A Investors).

                  (g) Common Stock Purchase Warrant (issued to IBSS Class B Investors).

         2. Extended Maturity Dates. The Maturity Dates of the Class A Secured Convertible Debenture and the Class B Secured Convertible Debenture are hereby amended; as amended, the Maturity Dates of each such Debenture shall be the earlier to occur of: (i) December 31, 2005; and, (ii) the date of the closing of a Liquidity Event (as that term is defined in the Debentures). (Extension of the Maturity Dates as set forth in the prior sentence shall automatically extend the date for the holders thereof to elect a conversion of such Debentures).

         3. Extended Expiration Dates. The Expiration Dates of the Common Stock Purchase Warrants and the Contingent Common Stock Purchase Warrants issued to IBSS Class A Investors and IBSS Class B Investors (which expiration date is at present December 31, 2004) is hereby extended to December 31, 2005.

         4. Suspension of Interest Accrual. Provided that no Default occurs under the Class A Secured Convertible Debenture or the Class B Secured Convertible Debenture, interest under the Class A Secured Convertible Debenture and the Class B Secured Convertible Debenture will not accrue on the unpaid principal balance thereof during the period October 1, 2003 until the Maturity Date.

         5. Delayed Exercise Date. Investors agree that the Convertible Instruments, all of which were exercisable prior to the date hereof, will not be exercisable by the Investors until on and after October 1, 2004 (except in the case of any proposed prepayment of the Debentures prior to December 31, 2005).

         6. Personal Guarantees. The Personal Guarantees by George Mendenhall and Stuart Massey, issued to the Investors as part of the December 31, 2001 Restructuring, are cancelled.

         Please signify your binding agreement to the foregoing by executing a copy of this Letter Of Intent where indicated below. This Letter Of Intent may be executed in multiple counterparts, each of which when taken together shall be deemed to be a complete agreement. Telecopied signatures shall be binding as originals.

                         [signatures on following page]

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Integrated Business Systems and Services, Inc.
Attn: George Mendenhall, CEO
October 1, 2003
Page 3

     INTEGRATED BUSINESS SYSTEMS AND SERVICES, INC.

     By: /s/ George E. Mendenhall
         ---------------------------
             George Mendenhall, CEO

     IBSS CLASS A INVESTORS, LLC                  IBSS CLASS B INVESTORS, LLC

     By: /s/ Bruce H. Seyburn                     By: /s/ Bruce H. Seyburn
         ---------------------------                  --------------------------
            Bruce Seyburn, Agent                          Bruce Seyburn, Agent